Exhibit 10.17

November 30, 1997

PERSONAL AND CONFIDENTIAL

Thomas R. Alessi, Ph.D.

Dear Dr. Alessi:

On behalf of the Board of Directors of BioMedicines, Inc., it is with great pleasure that I would like to offer you the position of Executive Director, Regulatory Affairs and Product Development. You will initially report to me in this capacity. This reporting relationship is, however, potentially subject to change as we have discussed. In your role as Executive Director, you will have responsibility for Quality Assurance and will also have initial responsibility for Project Management.

This letter will serve to confirm the terms of your employment with BioMedicines, such employment to begin 1 December, 1997. If the terms discussed below are acceptable to you, please sign this confirmation letter where indicated and return it to me, retaining a copy for your records. As used herein, the term “Company” refers to BioMedicines, Inc.

1.                                      Compensation.

(a)                                  Salary and Expense Reimbursements. You will be paid a monthly salary of $10,333.33, less applicable withholdings. Currently, salary payments are made once a month, at the end of each month. Changes, if any, in your annual salary will be based on your performance and applicable Company policies. In addition, all reasonable business expenses will be reimbursed so long as they are incurred in the ordinary course of business.

(b)                                  Stock Options. It will be recommended that you receive an option to purchase up to 48,000 shares of common stock, such number and related purchase price to be approved by the Board of Directors at their sole discretion. Such approval is not automatic. It is anticipated that this grant, if approved, will vest at the rate of 2.083% per month (i.e., 25% per year), subject to the condition that the first 12 months of options will vest only after you have satisfactorily completed 12 months of employment (i.e. options on 12,000 shares will vest on the first anniversary of your employment). In the event of a stock split or “reverse split” the number of options and the option price will be adjusted appropriately.

Accelerated Vesting

In addition, as a further incentive to you while you are an employee, it will be recommended to the Board of Directors that vesting accelerate (such that you will be fully vested) in the following number of shares associated with the stated events in which you play a material role:

•                                          2,000 shares in event that the first U.S. IND for a product is successfully filed and approved by the U.S. FDA, so that clinical testing can begin in the United States at the Company’s sole discretion or

•                                          2,000 shares in the event that clinical testing for any product first begins outside the United States

•                                          4,000 shares in the event that a first marketing application is filed for a product

•                                          8,000 shares in the event that a first marketing application is approved.

Moreover, in the event that you are dismissed without cause (see Termination below), it will be recommended that acceleration will still apply in the event that, for a project in whose management you played a material role, an IND is filed, clinical testing begins or a marketing application is filed or approved within 90 days of your dismissal without good cause. The only exception to this will be the need for the Company to correct a material error on your part to facilitate the filing, initiation of testing or the approval.

These proposed accelerations can apply only once to any of the Company’s products, whether or not multiple formulations or indications are pursued. These proposed accelerations will not apply to any product for which your involvement is considered not to be material, whether or not such events transpire.

In addition, in the event that the Company is fully acquired or that substantially all of the Company’s assets are acquired or transferred in a merger or acquisition, it will be recommended that vesting in 1/2 (50%) of your remaining unvested options will accelerate at the closing of the merger or acquisition. If you are not offered a position in the surviving or acquiring entity that is substantially the same in salary, benefits, and responsibilities as the position you held immediately prior to closing, then it will be recommended that vesting in all (100%) of your remaining unvested options will accelerate.

You understand and acknowledge, however, that the Board of Directors remains free to change the terms of the grant and vesting schedule at any time for any reason at its sole discretion.

(c)                                  Health Benefits. Health insurance coverage for you will be provided under the Company’s group health plan when and if such a plan is adopted by the Company. You will be entitled to all health and medical benefits as are provided to other employees. In addition, you will be entitled to participate in the Company’s 401 k plan and all other sponsored employee benefit plans as they are adopted by BioMedicines.

(d)                                  Vacation, Holidays and Sick Leave. You will receive three (3) weeks of paid vacation per year. Vacation time is not cumulative. As a result, you are encouraged to plan for and to take, under appropriate circumstances, the vacation time to which you are entitled. Sick leave and holidays will be provided in accordance with the Company’s policies, which will be announced from time to time.

2.                                      Termination. You or the Company may terminate the employment relationship at any time, for any reason, with or without good cause. However, if the Company terminates your employment without good cause, the Company will continue to pay your monthly salary on the regular monthly basis for three (3) months from the date of your termination, less all applicable withholdings. Unvested options, if any, will also continue to vest for the same three (3) months from the date of your termination. For purposes of this Agreement, “good cause” means gross misconduct, wrongful acts or omissions that may adversely affect the Company’s business, neglect of duties, breach of any terms or conditions of this Agreement or the Company’s Proprietary Information Agreement, death, or any disability that renders you incapable of diligently or expeditiously performing all of your essential duties and obligations to the Company for any period of three (3) consecutive months or a total of one hundred twenty (120 days, whether or not consecutive) in any twelve (12) month period.

3.                                      Non-Compete and Outside Activities. You agree that, while serving as an employee of the Company, you will not engage in any activity which is competitive with the Company and will give your sole and only loyalty to the Company. It is understood that buying and selling of securities of any public company does not constitute a violation of this agreement. An investment in a private company other than, or not affiliated with, the Company may be construed as a violation of this non-compete clause unless you have received the prior approval of the Board of Directors or Chief Executive Officer of the Company, as appropriate. It is understood, Dr. Alessi, that any reasonable obligations that you may have to assist or cooperate with a previous employer in legal proceedings, in the issuance of patents or prosecution of patent applications, or in compliance with requests from governmental authorities do not constitute violations of this agreement, provided that these obligations are not fulfilled on Company time and do not adversely impact in a material way the performance of your current duties to the Company.

4.                                      Proprietary Information and Inventions Agreement. Your acceptance of this offer is contingent upon the execution of the Company’s Proprietary Information and Inventions Agreements, copies of which are enclosed for your review and execution.

5.                                      Arbitration. Any controversy between the parties hereto involving the construction or application of any terms, covenants or conditions of this Agreement, or any claims arising out of or relating to this Agreement or the breach thereof or with your employment with the Company or any termination of that employment, except with respect to prejudgment remedies, will be submitted to and settled by final and binding arbitration in San Francisco, California, in accordance with the Model Employment Dispute Resolution Rules of the American Arbitration Association (the “Rules”) then in effect, any arbitrator shall be selected pursuant to such Rules and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

To accept this offer, please sign in the space below, indicating your acceptance and agreement to the terms contained herein. No amendment or modification of the terms of this letter will be valid unless made in writing and signed by you and an authorized officer of the Company.

Sincerely,

/s/ SM Moran

Mark Moran, M.D., M.B.A.
President and Chief Executive Officer

/s/ Thomas R. Alessi
Thomas R. Alessi, Ph..D.

Dec. 5, 1997
Date

PROPRIETARY INFORMATION

AND INVENTIONS AGREEMENT

November 30, 1997

BioMedicines, Inc.

909 Marina Village Parkway #583

Alameda, CA 94501

Gentlemen:

The following confirms an agreement between me and BioMedicines, Inc., a Delaware corporation (the “Company,” which term includes the Company’s subsidiaries, successors and assigns), which is a material part of the consideration for my employment by the Company:

1.                                      “Proprietary Information” is information that was or is developed by, became or becomes known by, or was or is assigned or otherwise conveyed to the Company, and which has commercial value in the Company’s business. Proprietary Information includes, without limitation, trade secrets, financial information, product plans, customer lists, marketing plans and strategies, forecasts and other business information, improvements, inventions, business strategies, formulas, product ideas, works of authorship, processes, copyrightable or patentable material, schematics, biological material (including cell lines, antibodies, c-DNAs, antisense nucleotides, proteins, vectors, new chemical entities, media, reagents and related materials) and techniques for their handling and use, computer programs, algorithms, techniques, schematics, know-how and data, and any other confidential or proprietary information of the Company or its customers or clients which I have been, or may be exposed to, or have learned or may learn of from time to time in connection with or as a result of my capacity as a consultant to the Company or during the term of this Agreement. Proprietary Information shall not include information that is through no improper action or inaction by me, generally available to the public. I understand that my employment creates a relationship of confidence and trust between me and the Company with respect to Proprietary Information of the Company or its customers which may be learned by me during the period of my employment.

2.                                      In consideration of my employment by the Company and the compensation received by me from the Company from time to time, I hereby agree as follows:

(a)                                  All Proprietary Information and all patents, copyrights, trade secret rights, and other rights (including throughout, without limitation, any extensions, renewals, continuations or divisions of any of the foregoing) in connection therewith shall be the sole property of the Company. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information. At all times, both during my employment by the Company and after its termination, I will keep in confidence and trust and will not use or disclose any Proprietary Information or anything relating to it without the written consent of the Company, except as may be necessary in the ordinary course of performing my duties to the Company.

(b)                                  In the event of the termination of my employment by me or by the Company for any reason, I shall return all documents, records, apparatus, equipment and other physical property, or any reproduction of such property, whether or not pertaining to Proprietary Information, furnished to me by the Company or produced by myself or others in connection with my employment, to the Company immediately as and when requested by the Company.

(c)                                  I will promptly disclose to the Company, or any persons designated by it, all “Inventions”, which includes all improvements, inventions, formulas, ideas, works of authorship, processes, computer programs, algorithms, techniques, schematics, know-how and data, whether or not patentable, made or conceived or reduced to practice or developed by me, either alone or jointly with others, during the term of my employment and for three (3) months thereafter. To the extent the Company does not have rights therein hereunder, such disclosure shall be received by the Company in confidence and does not extend the assignment made in Section (e) below.

(d)                                  During the term of my employment and for one (1) year thereafter, I will not encourage or solicit any employee of the Company to leave the Company for any reason or to devote less than all of any such employee’s efforts to the affairs of the Company, provided that the foregoing shall not affect any responsibility I may have as an employee of the Company with respect to the bona fide hiring and firing of Company personnel.

(e)                                  I agree that all Inventions which I make, conceive, reduce to practice or develop (in whole or in part, either alone or jointly with others) during my employment shall be the sole property of the Company to the maximum extent permitted by Section 2870 of the California Labor Code, a copy of which is attached herewith, and to the extent permitted by law shall be “works made for hire”. The Company shall be the sole owner of all patents, copyrights, trade secret rights, and other intellectual property or other rights in connection therewith. I hereby assign to the Company any rights I may have or acquire in such Inventions. I agree to perform, during and after my employment, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in obtaining and enforcing patents, copyrights, trade secret rights or other rights on such Inventions and/or any other Inventions I have or may at any time assign to the Company in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. With respect to any and all matters arising out of or relating to my employment or consultancy with the Company, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents, as my agents and attorneysin-fact to act for and in my behalf and instead of me, to execute and file any applications or related filings and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, trade secret rights or other rights thereon with the same legal force and effect as if executed by me.

(f)                                    I attach hereto a complete list of all Inventions or improvements to which I claim ownership and/or that I desire to remove from the operation of this Agreement, and I covenant that such list is complete. If no such list is attached to this Agreement, I represent that I have no such Inventions and improvements at the time of signing this Agreement. I understand that any such list shall not contain information that breaches an obligation of confidentiality with a former employer.

(g)                                 I represent that my performance of all the terms of this Agreement will not breach any agreement or obligation to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith or in conflict with my employment with the Company.

3.                                      In consideration of the foregoing, the Company agrees that it will not request as part of my employment that I divulge or make use of confidential information of any of my former employers that has commercial value to the former employer who developed such information.

4.                                      This Agreement shall be effective as of the -first day of my employment by the Company, and shall be binding upon me, my heirs, executors, assigns, and administrators and shall inure to the benefit of the Company, its subsidiaries, successors and assigns.

Accepted and Agreed to:

Dated:	Dec. 5, 1997

/s/ Thomas R. Alessi		By:	SM Moran
Thomas R. Alessi, Ph.D.			Mark Moran, M.D., M.B.A.
President and CEO
BioMedicines, Inc.

EXHIBIT A

1.                                      The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by BioMedicines, Inc. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my employment by the Company that I desire to remove from the operation of the Company’s Proprietary Information and Inventions Agreement.

☒                                    No inventions or improvements.

2.                                      I propose to bring to my employment the following materials and documents of a former employer:  File for pending patent application No. 08/738,167 entitled:

“methods of using butyric acid or butyric acid derivations to protect against hair loss”

☐                                    No materials or documents.

/s/ Thomas R. Alessi, Ph.D.
Thomas R. Alessi, Ph.D.

EXHIBIT B

§ 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a)           Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)                                 Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

(2)                                 Result from any work performed by the employee for the employer.

(b)           To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.